EXHIBIT 99.1
                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


Jonathon K. Heffron
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

Salvatore A. Ranieri
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155


                                  PRESS RELEASE


   BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST ANNOUNCES THE SUPREME COURT'S DENIAL OF THE PETITION TO REVIEW THE DECISION OF THE U.S. COURT
      OF APPEALS FOR THE FEDERAL CIRCUIT AND THE TERMINATION OF THE TRUST

HOUSTON, TX -- (MARKET WIRE) -- 10/04/2004 -- The Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") previously announced the September 22, 2003 judgment of the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court") awarding the Plaintiffs $4,884,283. On April 9, 2004, the Plaintiffs timely filed a Petition for a Writ of Certiorari ("Petition") in the Supreme Court of the United States, requesting review of the Appeals Court decision.

On October 4, 2004, the Supreme Court issued an Order denying the Petition.

The Supreme Court's Order effectively concludes the litigation. The Plaintiffs will now proceed to collect the $4,884,283 judgment against the government. The Litigation Trust has previously announced that the amount of money it owes to Washington Mutual, Inc. for expense fund advances exceeds the Litigation Trust's share of the $4,884,283 judgment. There will be no recovery to the Litigation Trust certificateholders because the Litigation Trust's 85% share of the total judgment awarded by the Appeals Court (plus the Litigation Trust's 85% share of the $141,847.73 in total costs taxed against the Defendant by the U. S. Court of Federal Claims) is less than the amount that is owed by the Litigation Trust to Washington Mutual, Inc.

As previously announced, the Supreme Court's denial of the Petition renders the certificates worthless, and they will no longer be available for purchase and sale on the NASDAQ or any other public securities exchange. The Litigation Trust will make application to the NASDAQ to delist the certificates immediately. In addition, the Litigation Trust will make application to the SEC to deregister the certificates and the Litigation Trust, and it will take all necessary and

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appropriate actions to terminate the Trust. The Litigation Trust will provide the certificateholders with notice of these actions when they are taken.

The Litigation Trust (SEC File No. 000-32301) will file the Supreme Court's Order with the Securities and Exchange Commission, and the descriptions of the Order are qualified in their entirety by reference to the Order.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.

Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.